Exhibit 99.2

Transcript of
Medical Nutrition USA, Inc. (MDNU)
Second Quarter Fiscal 2009 Earnings Conference Call
September 10, 2008

Participants
Frank Newman, Chairman and Chief Executive Officer
Alan Levy, Chief Financial Officer
Mary Ellen Posthauer, Clinical Advisory Board Member

Operator:	At this time, I would like to welcome everyone to the Medical Nutrition Second Quarter Fiscal Year 2009 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. I would like to turn the call over to Mr. Levy, Chief Financial Officer. Sir, you may begin your conference.

Alan Levy:

Thank you very much. Good morning. Most of you should have received a copy of our earnings press release. If you did not receive a copy, it’s posted in the investor relations section of our Web site at mdnu.com and other financial Web sites.

This call is being broadcast live on our Web site. For the first time we have a slideshow presentation to go along with the call. So we encourage you to log on to our Web site to access it. Replays will be available from our site in the next 90 days.

This conference call may contain forward looking Statements that are subject to certain risks and uncertainties. Although the Company believes that the expectations reflected in any of its forward looking Statements are reasonable. Actual results could differ materially from those projected or assumed.

Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food, and bariatric surgery markets, changes in competitor pricing for our products and the impact of its competitors new product introductions. The Company’s future financial condition and results of operations, as well as any forward looking Statements are subject to change and inherent risk and uncertainties.

Other important factors that may cause actual results to differ materially from those expressed in the forward looking Statements are discussed in the Company’s securities and exchange commission filings, including the report form 10-KSB for the year ended January 31, 2008 as filed on April 29th, 2008 and form 10-Q for the quarter ended April 30th as filed on June 16th.

With me this morning is our Chairman and Chief Executive Officer, Frank Newman, who will make some comments and then we will open the call to your questions.

I’m going to review the quarter and six months ended July 31st, 2008 in comparison to prior year. Everyone should have the press release with the details so I’ll just be reviewing the highlights. There’s also featured as the highlights on our Web site.

Sales of branded products for the quarter were $3.1 million as compared to $2.8 million for the prior year, a 10 percent increase in line with our forecast.

Unit sales for the period were up 27 percent, which was offset by the price reductions we previously announced.

Overall sales for the quarter were $3.3 million as compared to $3.4 million in the prior year, a one percent decrease.

Private label sales decreased $224,000 for the current quarter, versus $537,000 in the prior quarter.

Gross profit remained consistent at 53 percent of sales which result of increased higher margin branded sales offset by the price reductions that took place in March 2008.

Selling, general administrative expenses for the quarter was $2.1 million, or 62 percent of sales as compared to $1.5 million or 46 percent of sales for the prior year quarter. The increase in percentage of SG&A is from the increase of our sales force and additional sales and marketing activities.

Loss before income tax for the quarter was $244,900 versus net income before income taxes of $270,900 for the quarter ended July 2007.

Net loss for the quarter was $183,700 or one cent per share compared to a net income of $160,500 or a positive one cent per share.

EBITDAS, which is earnings before income taxes, depreciation, amortization, stock based compensation was $29,000 compared to $437,000 for the quarter last year. This is an important figure as it reflects the fact that despite the significant investments we’ve made in sales and marketing, we’re still generating positive cash flow.

Sales of branded products for six months were $6.0 million, as compared to $5.3 million for the prior six months, a 13 percent increase in long with our forecast.

Unit sales for the period were up 29 percent, which again was offset by price reductions previously announced.

Overall sales for the six months were $6.6 million as compared to $6.2 million for the prior year, a seven percent increase.

Private label sales decreased to $642,000 versus $899,000 in the prior year.

Gross profit decreased to 53 percent of sales versus 54 percent in the prior year, which is the result of increased prior branded margin sales offset by price reductions.

Selling, general administrative for the quarter was $4.0 million, or 60 percent of sales as compared to $2.9 million or 48 percent of sales for prior year.

Net loss was $305,100 or two cents per share compared to net income for the six months of $214,200 or two cents positive per share.

EBITDAS was $130,000 compared to $838,000 in the prior year.

Net cash provided by operating activities for the six months ended was $504,000 versus $710,000 in the prior year, which reflects strong growth in branded sales, 29 percent more units sold this year than last year and the additional SG&A expenses we previously mentioned.

Investing activities include $102,000 in capital expenditures mainly for technology, trademarks of $21,000 and patent costs of $20,000. The main component of financing activities of stock repurchase plan. The plan during the quarter ended July 31st, purchased 80,700 shares at an average price of $2.34. The plan overall purchased 448,000 shares at an average price of $3.15 per share for a total cost of $1.4 million.

The board resolution for the plan expired on July 31st. Our balance sheet remains strong with over $9.1 million in cash and short term investments.

It is now my pleasure to turn the call to Frank Newman, our Chairman and CEO.

Frank Newman:

Thank you, Alan, and I hope you’re all enjoying the webcast. For those of you that haven’t signed on to the webcast, there are slides there that we’ll be – that we have been referring to and we’ll continue to refer to.

First of all, the highlights so far this year, I think Alan covered the numbers pretty well, but let me give you a little bit of flavor. Our results reflect, I think, the ongoing and very successful implementation of the plans we announced earlier in the year to accelerate market penetration through expanding our sales force by 45 percent and instituting more aggressive pricing.

As was mentioned, unit sales for the quarter increased 27 percent over last year and importantly, 12 percent over the first quarter, bringing our year to date unit sales increase in branded products to 29 percent.

Now, these strong results were driven both by the increased nursing home penetration that we are achieving as well as sales to existing customers. Revenue in both periods was obviously impacted by the approximate 12 percent weighted average price reduction that we initiated in the middle of Q1 and was in place throughout Q2.

We’re – I must tell you, we’re very pleased in which the new additions to our sales force have gained traction and we’re very proud of this group of talented professions and we expect them to begin contributing materially to sales beginning in Q3.

As we’ve stated previously, we expect branded product revenue to increase in a range of 25 to 30 percent in Q3 and 35 to 40 percent in Q4 as a direct result of the plans we implemented in the first half of the year.

We’re also very excited by the successful introduction of our new UTI-Stat product. The proprietary formulation that helps support urinary tract health and that is now available through most of our distributor network. Trials conducted in 10 long term care facilities in five States showed that 92 percent of residents with a history of urinary track infections remained symptom free while taking UTI-Stat.

We’ll discuss UTI-Stat in a little more detail later in the call with the help of Mary Ellen Posthauer, one of our clinical advisors who was instrumental in the early trials on UTI-Stat and who I will introduce you to shortly.

We expect sales to continue to benefit from our more aggressive marketing strategy and also from increased sales of UTI-Stat in the third quarter and fourth quarter and also from the third quarter introduction of enhanced Pro-Stat flavors which are rolled out as we speak.

We’ll provide more guidance on our expectations for next year for Q1 and Q2 when we release our Q3 results in December.

We expect private label sales to continue to fluctuate, as was evident in the first and second quarter, these private label business is fluctuating, we expect that, as I said, to continue overtime, in line with our long term strategy to de-emphasize private label sales in favor of branded product sales.

As I think is evident, overall we’re very pleased with our performance for the quarter and the year to date.

As part of our growth strategy, we continue to be a leader in clinical research that both supports our existing products and leads to new product development. We expect the publication of two important trials in the coming months will support the benefits of Pro-Stat in achieving nitrogen balance in older women and of the interdialytic administration of Pro-Stat to hemodialysis patients.

In addition, we have additional products in development and expect to introduce at least one and possibly two next year and our plans for the retail distribution of certain of our products by the first quarter of next year remain on track. We believe that retail distribution represents a significant growth opportunity beyond the existing potential for our products in nursing homes and dialysis clinics, and as we announced previously, we also expect to begin Canadian market distribution next year.

As you can tell, I think we have a lot going on and we look forward to updating you with more specifics on each of these initiatives over the balance of the year and more specifically in conjunction without third quarter earnings release.

It is now my distinct pleasure to introduce Mary Ellen Posthauer, one of our eminent clinical advisors. Mary Ellen is a consultant dietician and the owner and CEO of MEP Healthcare. Mary Ellen’s full CV is on the slide before you, for those who are following on the webcast. But for those not viewing the webcast, she is the author of over 200 publications and presentations. She’s the past president of the National Pressure Ulcer Advisory panel. She is a member of the Hall of Fame of the Perdue University School of Foods and Nutrition and she has been an extremely valuable advisor to the Company for a number of years now and was instrumental in the early trials that led to the decision to market UTI-Stat. Mary Ellen, welcome.

Mary Ellen Posthauer:

Thank you, Frank. It’s a pleasure to be here and to tell you about UTI-Stat. UTI-Stat is a unique product that was developed to address a serious problem for women, and in particular for all older residents in nursing homes.

Urinary tract infections are the second most common infection in the United States, accounting for $1.6 billion in health care costs annually. UTI’s frequently reoccur, so it isn’t unusual for an individual to have three or more infections in one year, which is not only painful, but increases healthcare costs. Antibiotics are the drug of choice once an infection has been confirmed. They do kill the pathogenic bacteria, but deplete the good bacteria in the stomach. So the downside of antibiotic use is increase in diarrhea, appetite decline, and GI distress. And frequent antibiotic usage results in resistance to the antibiotics.

So the goal of UTI-Stat is to reduce the incidence of UTI symptoms and increase hydration, thus flushing out this bad bacteria.

UTI-Stat with Proantinox, is a combination of five key ingredients that together act as a natural urinary tract cleansing complex, reducing the frequency of symptoms associated with UTIs. E-coli is the culprit when it clings to the bladder wall, it causes inflammation and discomfort. The cranberry concentrate, which is the equivalent of drinking 16 eight ounce glasses of cranberry juice, inhibits the ability of the bacteria to adhere to the wall of the urinary tract. E-coli doesn’t grow well in an acidic environment so the addition of Vitamin C helps establish urine acidity.

D-Mannose is a natural occurring sugar found in cranberries. It is absorbed slowly and is poorly metabolized. As the D-Mannose passes in the urine, the e-coli becomes sugar coated by the Mannose and can no longer stick to the bladder wall.

FOS is a prebiotic, which stimulates the growth of the good bacteria and decreases the e-coli growth.

The fifth ingredient, Bromelain, is the extract of pineapples, which has an anti-inflammatory action.

So UTI-Stat has many features and benefits. It’s natural, its gentle, its effective and it does help to reduce the adhesion of the infection causing bacteria. But most important, it is a natural cranberry taste with a very pleasing effect on the palate and a small dosage that’s required, just one ounce twice a day followed by four ounces of water to increase the hydration is very effective.

A part of any product development was to establish the clinical proof that this cranberry concentrate complex liquid, when combined with increased hydration would prevent the reoccurrence of UTI symptoms in residents of long term care facilities and this was the objective of the multi-state, multi-center interventional perspective trial. The setting occurred in 10 long term care facilities in five states. The subjects were 124 residents with a history of UTIs in the past 12 months. A convenient sample of male and female subjects from the 10 long term care facilities received one ounce of a cranberry concentrate, Proantinox, which was given twice a day with a goal to increase their fluid intake to at least six or seven eight ounce glasses of fluid a day.

The primary outcome measure was the prevention of UTI symptoms and a secondary measure was the compliance with the fluid in take, which would help to flush out the bacteria. The results of 88 residents who completed the three month study, they remained symptom free, 92 percent, which is a very high percentage. Also, 80 percent exceeded the fluid target of the six to seven glasses of fluid a day.

And although it wasn’t an outcome measure, there was evidence to show a reduction in the incidence of falls, as reported by the long term care clinicians.

So, this study does support the efficacy of the cranberry concentrate complex liquid, Proantinox, when combined with increased hydration, prevents the reoccurrence of UTI symptoms in residents of long term care facilities.

So, this initial study does support the science behind the formulation of UTI-Stat and additional studies will be used to determine the minimum dosage, but this overall one trial was certainly very positive for the residents who were fortunate enough to participate in this long term care trial.

Frank Newman:	Mary Ellen, thank you very much. If you could stay on the line for just a while in case there are specific questions relating to UTI-Stat, I would appreciate it.

Mary Ellen Posthauer:	That’s fine. Happy to.

Frank Newman:	And at this point, we’ll open up the call for questions and answers.

Q>:

I wondered if – I have several questions about the product lines that go to nursing homes and dialysis patients, geriatric surgical centers, etcetera. Is there much of a range in gross margins on the various products you’re selling now? That’s not private label but the proprietary. Yes, the proprietary products.

A>:

It’s – there’s not a huge range, no. The best way I can describe it is that they’re all within a fairly tight range. The highest gross margin products are those that tend to be the more unique and complex products and the simpler ones tend to be lower gross margin.

But it’s not the kind of a thing that would have a material impact on our reported gross margins.

Q>:

OK, is there a – the impact of the expanded sales organization is – will first start to be quite visible in the – in the next quarter you report, and over the next 12 months. Can you discuss those plans, pipeline issues, et cetera, which could possibly maintain a high growth rate beyond this 12 month outlook?

A>:	Beyond the next 12 months?

Q>:

Yes, in other words, it seems to me as your penetration of the nursing home market increases, then you have to look elsewhere for rapid growth and I wondered if there was a pipeline of opportunities that would maintain that, or should we look at a slowing of growth rate in the clinic market, if you want to label it that way, after the next 12 months.

A>:

I think this – first of all, you’ve got the – I mean, let me couch this by saying we have not completed plans in any detail for the period of time that you’re talking about, but there – to a certain extent, the law of large numbers will begin to impact our rates of growth on the existing product. So I think it would be reasonable to assume that overtime the percentage increase in sales will decline, however, the nominal increase in sales – we’re still a long way from what we would consider to be maximum penetration.

The other element that will contribute to sales, obviously, is new product development. So, UTI-Stat is completely new revenue, not dependant or not cannibalistic with regard to existing revenues. So to the extent that those kinds of product extensions can be introduced, then that would also support longer term growth. And of course, as a Company, that’s part of the role that we expect retail sales to play also, and going back two or three years, we have stated that eventually retail sales would become more important as a contributor to positive results in exactly the way that you’re talking.

So, as to the extent that – whether it’s the law of large numbers or eventual approaching of saturation of the market, the retail market stands as a substantial potential offset to that.

Q>:	Would you have to staff up significantly to start to offer products outside of the U.S. and Canada?

A>:	Our plans at this point are to use distributor partners in those locales as opposed to putting resident MNI people in place.

Q>:	And when, on a time scale, would you start to focus on non-North American opportunities?

A>:	After next year.

Q>:

To what extent is the UTI study that you described, which is clearly positive enough to drive a purchasing decision by a nursing home or a hospital and are there other benchmarks statistically or you know that can be modified in terms of what another study would have to show to drive another level of purchasing behavior?

A>:

Well, I think its – the product is very positive in terms of – the urinary tract infections are also a very high level in nursing home surveys. So there are certain areas that nursing home survey’s focus on, pressure ulcers being one of them, urinary tract infections being another one. So the fact that when they come out on the quality indicators and nursing homes see that they have a large amount of UTI’s, their goal – their quality indicator goal is to lower that. So that’s what’s really going to drive this. because if they can see the positive benefits of a product such as this, which is easy to administer and well accepted by the resident, their – my feeling is they’re going to jump on it and I’m saying this based on the facilities that I consult for myself. They all want to have – to lower their scores in the quality indicators. So I think that’s – that’s going to drive them very much to purchase this product.

Q>:	So that – I’m just trying to understand. So the current study is large-scale and robust enough to drive purchasing behavior at this point. That’s what I’m asking your expertise.

A>:

Yes, I think it is. And I think, obviously, there will be probably further studies done, but I think we’re still seeing – those of us who are using the product in facilities are still continuing to see success and – for example, I attended a presentation made by MNI to our consultants in the state of Indiana, very widely received and we had some nurses who were in the audience and they were very receptive to trying this type of product, knowing the potential problem and difficulty that they have with urinary tract infections in nursing homes.

Q>:

Is the – have the price reductions resulted in new customer development? In other words, you know, actually getting new customers because of lower prices, or was it more to protect market share on your normal customer base and normal development of customers?

A>:

I think its – those kinds of things are always a combination of both. Clearly it protects market share if – more aggressive pricing protects market share, but it also helps us with the targeted customers that we had identified as being more price sensitive than other customers. So we used it for both. And it continues to support both.

Q>:	OK, and any competitive response within the last couple months to your price reductions?

A>:

Yes, I think we’ve – we have participated – we have created a general lowering of the – of the price in the market. Competitors are not, you know – I mean obviously they react, but I would – but we have achieved our primary objective which was to reduce any apparent or perceived price differences to the extent that price should no longer be a determining factor and we are you know, very confident of the superiority of the product, assuming you know the economics are reasonably close.

Q>:	I just wondered if you could give an update on the plans for the retail launch and I guess, is it a regional or a national launch? Do you have any specific partners signed on yet?

A>:

You know, we’re going through that – we will be going through that process between now and December. And that’s why I mentioned, I hope we can give you a more – a more specific update with our Q3 earnings call. We have discussed this on this call before, but the retailers make these decisions over a six or nine month period, the national retailers, based on when they reset their planograms. At this point, our expectation is that we will launch the products nationally with – hopefully all of the – the top retailers in the country. That is by no means assured and if, as we go through presentations over the next six months, we find that – that that not to be the case, then our fall back position would be to launch the products regionally, depending on which customers we’re able to secure. So its – it’s early to predict which way that will fall at this juncture. And, as I’m sure you’re aware, some of it has nothing to do with the efficacy of the product, it just has to do with the peculiarities of which retailers are willing to reset their planograms in order to accommodate additional products.

Q>:	OK. And I guess next question is kind of about uses of cash and do you need to dip into some of your $9 million of cash to support the retail launch, or could you pursue other uses for that?

A>:

I think on a short term basis we may need to dip into it to support the marketing that accompanies the retail launch. On – you know, assuming the launch is successful, that will be simply a loan against future revenues that will be paid back as the – as the product begins to be replenished into retailers, but there may be a period at the initial launch when we are you know in a net investment position prior to A, getting paid for the initial shipments that we made, and B, beginning to benefit from the replenishment sales that will occur as a result of that marketing. So we’re not quite there in identifying that – the extent of that yet because we’re waiting to see which retailers sign up and when they want their shipments. But we’re prepared to be in a net investment position probably for the first month or two of the launch.

Q>:	OK, thanks. And I guess my final question there is does your sales force currently call on these dialysis clinics or do you have to make any changes or new hires to reach them?

A>:	No, we’ve been calling on dialysis clinics for a number of years and so – and dialysis probably represents, I would guess it could be up to 10 percent of our Pro-Stat business.

Q>:	On the urinary tract business, can you give us some sort of standard of care that happens right now and what percentage get – get cured by the standard of care right now?

A>:

Well, I don’t know if I can give you actual percentages. I think many patients do get – I guess you would say cured by the – giving antibiotics. However, one of the big problems with the antibiotic usage, and they’re finding this throughout the industry is that the bacteria in the urine is becoming resistant to these antibiotics, so they have to keep trying different ones or stronger ones and then we get into the side effects and the serious side effects for us are the GI distress and people then start to lose weight. Well then you start to get into other kinds of problems. So it’s not always a good thing to have this frequent use of antibiotics, which is why this type of treatment is much more beneficial. And gerontologists, in fact, are very receptive to this because they’ve been struggling with this issue for many years as to how to reduce the number of infections without having to go to all these strong antibiotics, because they have so many side effects and of course, they are very costly compared to treatments such as using UTI-Stat. Does that help to clarify that?

Q>:

That does, I guess I have one more question then. I guess with this type of product, can we expect you know, significant sales. I mean is there a reason that when you go out and try to sell this product that a nursing home or assisted living would not buy it?

A>:

I don’t think there’s a reason they would not buy it because, currently, for example, they are purchasing cranberry juice in large quantities and when you really factor in what they’re paying and what is really actually being consumed and who could drink that much cranberry juice and its not as effective because its so diluted, whereas a product like this is very fine tuned and has exactly the ingredients necessary to reduce those symptoms. So I think that’s one of the positive effects that we will see – we see surveyors who survey long term care facilities, they’re actually ahead one – a survey going on in our building when we were doing the study and the surveyors were extremely pleased with the results that we were receiving, so that’s pretty positive too, because that could then fuel them to – while they don’t give advice when they give surveys, they’re not shy about saying nursing home XYZ is using UTI-Stat, maybe you ought to look into it. So it’s a big problem in the industry and I think this is going to be a positive solution to help reduce the incidence of urinary tract infections.

Q>:	Do the nursing homes make money on the antibiotics that they dispense?

A>:

No, they would not make money on the antibiotics, that would go against the cost of whatever medications are being paid for by the patient, or whatever their insurance company costs. And sometimes if they’re – if it comes out that they’re not covered, that could be a concern for the facility. So they’re not making money on the antibiotics, no.

One of the other – I might just mention is, one of the other big issues in nursing homes is to reduce the overall number of medications that people are taking to nine or less. Well, if you’re piling on antibiotics, you’re increasing the number of medications and that’s a goal for all nursing homes. They’re trying to reduce the number of medications, primarily because that reduces all the side effects that long term care residents have from taking so many different kinds of medication for so many different kinds of problems. So this helps to solve that problem also.

Q>:	I guess my next question is, is there a reason this shouldn’t be a huge product for our company?

A>:	That it shouldn’t be a huge – I cannot think of a reason it shouldn’t be, no.

OK, well thank you all for your attention. I hope – no one talked about the beautiful slides we prepared for the webcast, but I hope that made it more interesting for you. Mary Ellen, thank you so much for joining us. It was a pleasure to have you and to get the benefit of your personal insights with regard to the – your clinical experience with UTI-Stat, so thank you very much.